Exhibit 10.3
ARENA PHARMACEUTICALS, INC., 2021 LONG-TERM INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT GRANT AGREEMENT
This Grant Agreement (this “Agreement”), effective as of August 15, 2021 (the “Grant Date”), is entered into by and between Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and ______________ (the “Participant”) and evidences the terms of the Company’s grant to the Participant of a performance restricted stock unit (“PRSU”) award on the terms and conditions set forth herein (the “Award”).
1.Threshold, Target and Maximum Number of PRSUs under the Award. The Award is for the below Target PRSUs, with potential to earn 50% of Target PRSUs upon a designated threshold level of performance below target and additional PRSUs upon a designated level of performance above target, in all cases up to the maximum number of PRSUs equal to 200% of Target PRSUs, subject to the conditions and adjustments specified herein, including the Award Determination, Vesting and Issuance Criteria attached as Attachment I to this Agreement (the “Vesting and Issuance Criteria”). Each PRSU represents the right to potentially be issued one Share on a future date.
Number of PRSUs at target performance: ____________ (“Target PRSUs”)
2.Subject to the Plan. This Agreement is subject to the provisions of the Arena Pharmaceuticals, Inc., 2021 Long-Term Incentive Plan (the “Plan”). Certain terms are defined in this Agreement, and, unless the context requires otherwise, other capitalized terms used herein shall have the same meaning as in the Plan. Except as provided herein, in the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control.
3.Account. The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company for the Participant’s benefit the Maximum PRSUs. On each date that cash dividends are paid on the Shares, the Company will credit the Account with a number of additional PRSUs equal to the result of dividing (i) the product of the Maximum PRSUs credited to the Account on the record date for such dividend and the per Share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to stockholders. The additional PRSUs shall be or become vested to the same extent as the PRSUs that resulted in the crediting of such additional PRSUs, and Shares shall not be issued in settlement unless and until the underlying PRSUs vest.
4.Vesting. The number of PRSUs that may vest will be determined based on the Company’s actual performance against the performance goals specified in the Vesting and Issuance Criteria, subject to the Participant’s satisfaction of the service vesting conditions set forth therein. The Target PRSUs represent the number of PRSUs that would vest if the Participant satisfies the service vesting conditions set forth in the Vesting and Issuance Criteria and the Company achieves exactly 100% of the Company’s target goal specified in the Vesting and Issuance Criteria. In no event will more than the Maximum PRSUs (plus additional PRSUs representing dividend equivalents set forth in Section 3) vest. With respect to the Participant, this Agreement shall supersede any individually negotiated agreement with Company (or an Affiliate) and any generally applicable severance or change-in-control plan, policy, or practice, whether written or unwritten, of the Company (or an Affiliate) to the extent that such agreement, plan, policy or practice provides for vesting acceleration of equity awards.
5.Capitalization Adjustments. The number of PRSUs credited to the Account shall be equitably and appropriately adjusted for Capitalization Adjustments, if any, as provided in the Plan.
6.Termination of Employment or Service. In the event of the Participant’s Termination of Service, the number of PRSUs that may vest, if at all, will be determined in accordance with the Vesting
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and Issuance Criteria. The Company shall have the sole authority to determine when a Termination of Service exists for purposes of the PRSUs, in accordance with the terms of the Plan, and such determination shall be final, conclusive and binding.
7.Payment of Shares. The Company shall make a payment to the Participant of Shares based on the number of the vested PRSUs credited to the Participant’s Account upon each applicable vesting date specified in the Vesting and Issuance Criteria. However, if a scheduled vesting date falls on a date that is not a trading day, such delivery shall instead fall on the next following trading day. Notwithstanding the foregoing, in the event that distribution of any Shares in respect of this Award are subject to withholding taxes and the Company determines that any Shares are scheduled under this Agreement to be delivered on a day (the “Original Distribution Date”) on which the Company determines that a sale by the Participant of such Shares on the open market would be prohibited for any reason, including because it would (i) violate the registration requirements under the Securities Act or (ii) violate any of the provisions of the federal securities laws (or any Company or, if applicable, Affiliate policy related thereto) or (iii) violate a “lock-up” agreement undertaken in connection with an issuance of securities by the Company or (iv) not be permitted under applicable securities laws or Company policies, including insider trading policies applicable to the Participant and (v) the Company elects, prior to the Original Distribution Date, not to satisfy its tax withholding obligation by withholding Shares from the Shares otherwise due to the Participant on the Original Distribution Date under this Agreement, then such Shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable on the date on which the sale of such Shares by the Participant on the open market would not be in violation of any of such registration requirements, the federal securities laws (or any Company or, if applicable, Affiliate policy related thereto), lock-up agreement or would otherwise be permitted under applicable securities laws or Company policies; provided, however, that in no event shall the delivery of the Shares be delayed pursuant to this provision beyond the later of (a) December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of the Participant’s taxable year in which the Original Issuance Date occurs), and (b) if and only if permitted in a manner that complies with U.S. Treasury Regulation Section 1.409A-1(b)(4), the date that is the 15th day of the third calendar month of the year following the year in which the Shares under this Agreement are no longer subject to a “substantial risk of forfeiture” within the meaning of U.S. Treasury Regulation Section 1.409A-1(d).
8.Form of Payment. Payments pursuant to Section 7 shall be made in Shares (or, if settlement occurs as a result of vesting of PRSUs pursuant to Transaction, settlement may be made in the same consideration paid to the stockholders of the Company for Shares pursuant to the Transaction) equal to the number of vested PRSUs credited to the Account.
9.Beneficiary. In the event of the Participant’s death prior to payment of the PRSUs credited to the Account, payment shall be made to the last beneficiary designated in writing that is received by the Company prior to the Participant’s death or, if no designated beneficiary survives the Participant, such payment shall be made to the Participant’s estate.
10.Transactions; Parachute Payments. In the event of a Transaction, the number of PRSUs that may vest will be determined in accordance with the Vesting and Issuance Criteria. If any payment or benefit the Participant would receive in connection with a change in control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the
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Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s stock awards. Notwithstanding the foregoing, to the extent that it is permitted under Sections 409A, 280G and 4999 of the Code, the Participant may designate a different order of reduction in payments or benefits constituting “parachute payments”.
The Company shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Transaction. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant within ten (10) calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.
11.Source of Payments. The Participant’s right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. The Participant has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Account on the payment date.
12.Miscellaneous.
(a)Withholding. The Participant agrees to pay to the Company, or to make satisfactory arrangement with the Company for payment of, any federal, state or local taxes, if any, required by law to be withheld in respect of the PRSUs. The Participant hereby agrees that the Company or an Affiliate, as applicable, may withhold the applicable taxes from the Participant’s wages or other remuneration. At the discretion of the Company, the applicable taxes may be withheld in kind from the Shares otherwise deliverable to the Participant on the payment in settlement of the PRSUs, up to the lesser of Participant’s maximum statutory tax withholding rate or such other rate that will not trigger a negative accounting impact. Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to the Participant any Shares. In the event the Company’s obligation to withhold arises prior to the delivery to the Participant of the Shares or it is determined after the delivery of Shares to the Participant that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, the Participant agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
(b)No Rights of a Stockholder. The Participant shall not have any of the rights of a stockholder with respect to the Shares that may be issued in settlement of the PRSUs until such Shares have been issued.
(c)Nontransferability of PRSUs. Except to the extent and under such terms and conditions as determined by the Committee, the PRSUs shall not be transferable otherwise than by will or the laws of descent and distribution or as provided in Section 9.
(d)Severability. The provisions of this Agreement shall be deemed severable. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in
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part by a court of competent jurisdiction or by reason of a change in a law or regulation, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable (or, if applicable, to the extent necessary to comply with the change in the law or regulation), and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.
(e)Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, other than its conflict of laws principles.
(f)Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(g)Notices. All notices required or permitted under this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by registered or certified mail, postage prepaid. Notice by mail shall be deemed delivered at the time and on the date on which the same is postmarked.
Notices to the Company should be addressed to:

Arena Pharmaceuticals, Inc.
6154 Nancy Ridge Drive
San Diego, California 92121
Attention: Chief Financial Officer
With a copy to: General Counsel
Notices to the Participant should be addressed to the Participant at the Participant’s address as it appears on the Company’s records. The Company or the Participant may by writing to the other party, designate a different address for notices. The Company may, in its sole discretion, decide to deliver any documents related to this Award or participation in the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. By accepting this Award, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
(h)Agreement Not a Contract. This Agreement (and the grant of PRSUs) is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the Participant’s part to continue as an Employee, a Consultant or a Director, or of the Company or an Affiliate to continue the Participant’s service as an Employee, a Consultant or a Director. The Participant’s employment shall remain at-will, if applicable, and subject to termination by the Company or an Affiliate, as applicable, at any time, with or without cause or notice.
(i)Entire Agreement; Modification. Except as provided in the next sentence, this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto, and may be rescinded only by a written agreement signed by both parties. This Agreement and Plan may be modified or superseded by the specific provisions, if any, of a written agreement, plan or other arrangement (regardless of whether entered into or established before, concurrently or after the date of this Agreement) of the Company or an Affiliate that is applicable to the Participant, to the extent such an agreement, plan or other arrangement provides a greater benefit to the Participant and otherwise does not cause the payments hereunder to fail to comply with the provisions of Section 409A of the Code.
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Compliance with Section 409A of the Code. This Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Section 409A of the Code, this Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. Any provision of this Agreement that would cause the payment or settlement thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. To the extent that the PRSUs are “deferred compensation” subject to the requirements of Section 409A of the Code, then notwithstanding anything contained in this Agreement to the contrary, if the Company determines that as of the date of payment the Participant is a “specified employee” (as such term is defined under Section 409A of the Code), any Shares (or shares of the common stock of the successor company in the event of a Transaction) payable by reason of the Participant’s “separation from service” for purposes of Section 409A of the Code (“Separation from Service”) with the Company (or an Affiliate) for any reason other than death or “disability” (as such term is defined under Section 409A of the Code), if applicable, will not be paid until the date that is six months following the date of Separation from Service (or such earlier time permitted under Section 409A of the Code without the imposition of any accelerated or additional taxes under Section 409A of the Code).
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date.
ARENA PHARMACEUTICALS, INC.

By:

Participant
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Attachment I

Award Determination, Vesting and Issuance Criteria
The PRSUs awarded hereunder shall vest, if at all, based upon achievement of both (A) Performance Goal(s) related to Share price and (B) Participant’s continued service to the Company, as described below and subject to the terms and conditions of the Plan, the Agreement and this Attachment I.
1.Performance Goals and Vesting.
(a)Threshold Performance. The “Threshold Goal” is met when both (i) during the Performance Period, the Closing Price equals or exceeds $120 on either (1) five consecutive trading days or (2) ten non-consecutive trading days (such full condition in (i), the “Threshold Price”) and (ii) Participant continues in service of the Company or an Affiliate as any of an Employee, a Consultant or a Director for the Service Period. Upon achievement of the Threshold Goal, the Threshold PRSUs shall vest on the last day of the Service Period.
(b)Target Performance. The “Target Goal” is met when both (i) during the Performance Period, the Closing Price equals or exceeds $130 on either (1) five consecutive trading days or (2) ten non-consecutive trading days (such full condition in (i), the “Target Price”) and (ii) Participant continues in service of the Company or an Affiliate as any of an Employee, a Consultant or a Director for the Service Period. Upon achievement of the Target Goal, the Target PRSUs shall vest on the last day of the Service Period.
(c)Maximum Performance. The “Maximum Goal” is met when both (i) during the Performance Period, the Closing Price equals or exceeds $145 on either (1) five consecutive trading days or (2) ten non-consecutive trading days (such full condition in (i), the “Maximum Price”) and (ii) Participant continues in service of the Company or an Affiliate as any of an Employee, a Consultant or a Director for the Service Period. Upon achievement of the Maximum Goal, the Maximum PRSUs shall vest on the last day of the Service Period.
(d)Maximum and Cumulative Performance Goal Achievement. The maximum number of PRSUs that may vest under the Award is the Maximum PRSUs. PRSUs may only vest in respect of a particular Performance Goal upon the first occurrence of such Performance Goal. In the event that more than one Performance Goal is achieved during the Performance Period, the total number of PRSUs that vest under the Award shall in no event be more than the number of PRSUs corresponding to the highest Performance Goal achieved during the Performance Period. For example, if during the Performance Period the Threshold Goal is met and the Threshold PRSUs vest and subsequently the Target Goal is met, the total number of PRSUs that are vested upon achievement of the Target Goal (including the previously vested Threshold PRSUs) is the Target PRSUs (not the Target PRSUs plus the Threshold PRSUs).
(e)Dividends. If additional PRSUs are credited to the Participant’s Account as a result of cash dividends paid on the Shares, as described in Section 3 of the Agreement, such additional PRSUs shall vest to the extent the PRSUs that resulted in the crediting of such additional PRSUs vest, if at all, in accordance with Section 3 of the Agreement and references in this Attachment I to Threshold, Target and Maximum PRSUs shall be deemed to also include any such additional PRSUs credited as dividend equivalents.
2.Award Vesting Requirements. Except as specifically provided below in Sections 3 and 4(a), the Participant must remain in Continuous Service through the end of the Service Period, including following achievement of a Threshold, Target or Maximum Price in order for a Performance Goal to be met and for
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any PRSUs to vest. For the avoidance of doubt, once a Threshold, Target or Maximum Price is met, the PRSUs shall vest on the last day of the Service Period (if applicable), irrespective of the trading price performance of the Shares following achievement of such Threshold, Target or Maximum Price. Shares will be issued in respect of the number of the vested PRSUs on the vesting date or such later date pursuant to Section 7 of the Agreement. Any portion of the Award that is not vested as of the earlier of (i) the end of the Performance Period, (ii) the effective time of a Transaction (after giving effect to any vesting upon such Transaction described in Section 3), and (iii) the Participant’s Termination of Service (after giving effect to any vesting upon a Qualifying Death/Disability Termination described in Section 4(a)), will immediately terminate and be forfeited.
3.Impact of a Transaction. If a Transaction occurs during the Performance Period and prior to the Participant’s Termination of Service, then the number of PRSUs that will be eligible to become vested under the Award as a result of the Transaction, if any, shall be determined based on the Transaction Price. If the Transaction Price is equal to or greater than $120, $130 or $145, the Threshold Goal, Target Goal or Maximum Goal, respectively, shall be deemed achieved, and as of immediately prior to, but subject to the effectiveness of, such Transaction, the applicable Threshold, Target or Maximum PRSUs will vest (provided that if the Transaction Price falls in between any two of the $120, $130 or $145 prices, the number of PRSUs that vest will be determined by straight line interpolation between the Threshold PRSUs and Target PRSUs (in the case of a Transaction Price above $120 and below $130) or Target PRSUs and Maximum PRSUs (in the case of a Transaction Price above $130 and below $145), as applicable), in each case reduced by any PRSUs that previously vested under the Award.
For example, if the Transaction Price is $137.50 per share, and the Threshold Goal had previously been achieved, then a number of PRSUs equal to 150% of the Target PRSUs (derived using straight line interpolation between Target PRSUs and Maximum PRSUs), reduced by the Threshold PRSUs that previously vested prior to such Transaction, shall become vested as of immediately prior to such Transaction.
Any PRSUs that do not become vested as of the Transaction (after giving effect to the foregoing provisions of this Section 3) shall automatically terminate and be forfeited, without the payment of any consideration to Participant, as of the effective time of the Transaction. The provisions of this Section 3 shall govern the terms of the Award upon a Transaction in lieu of the provision of Section 9(c) of the Plan.
4.Impact of Termination of Service.
(a)Death or Disability. In the event of Participant’s Qualifying Death/Disability Termination, the Participant shall vest, as of the Participant’s Qualifying Death/Disability Termination, in the number of PRSUs that would have vested had the Participant remained in Continuous Service through the end of the Service Period, and any other PRSUs credited to the Account that do not so vest will immediately terminate and be forfeited as of such Qualifying Death/Disability Termination. In the event of Participant’s Termination of Service due to death or Disability that is not a Qualifying Death/Disability Termination (including but not limited to Participant’s Termination of Service due to death or Disability prior to the date a Threshold Price, Target Price or Maximum Price is met), any portion of the Award that is not vested as of such Termination of Service will immediately terminate and be forfeited on such date.
(b)Other Terminations. In the event of the Participant’s Termination of Service for any reason other than as a result of a Qualifying Death/Disability Termination, the PRSUs credited to the Account that were not vested at the Participant’s Termination of Service will immediately terminate and be forfeited as of such date.
5.Definitions:
(a) “Change in Control” has the meaning set forth in the Plan, except that: (i) Sections 13(j)(ii)(C) and 13(j)(iv) of the Plan shall be excluded and (ii) it shall also include the occurrence of any
Attachment I - 2.

other event that the Board determines by an approved resolution constitutes a Change in Control, subject to the provisions of Section 13(j) of the Plan.
(b)“Transaction Price” means the per-Share consideration received by the Company stockholders in a Transaction, provided that if such consideration consists in whole or in part of non-cash consideration, the Committee will determine the value of the non-cash per-Share consideration for purposes of this Award in good faith in its sole discretion.
(c)“Closing Price” means the closing sales price for one (1) Share as reported by the Nasdaq Stock Market (or, if the Nasdaq Stock Market is not the principal trading market for the Shares, the closing sales price reported by the principal trading market for the Shares).
(d)“Corporate Transaction” has the meaning set forth in the Plan.
(e)“Disability” means the Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee’s determination as to whether the Participant has incurred a Disability shall be final and binding on all parties concerned.
(f) “Maximum PRSUs” means the number of PRSUs equal to 200% of the Target PRSUs.
(g)“Performance Goal” means each of the Threshold Goal, Target Goal and Maximum Goal as described in Section 1 above. In the event of a Capitalization Adjustment, each Performance Goal shall be equitably adjusted as determined appropriate by the Committee in its sole discretion.
(h)“Performance Period” means the period commencing on the Grant Date and ending on (and including) March 14, 2024.
(i)“Qualifying Death/Disability Termination” means a Participant’s Termination of Service due to such Participant’s death or Disability that occurs at a time when the Participant is an Employee and upon or after the date a Threshold Price, Target Price or Maximum Price is met but before the end of the Service Period.
(j)“Service Period” means the period commencing on the Grant Date and ending on the date that is the earlier of (i) or (ii) below:
(i)90 calendar days following the achievement of the Threshold Price, Target Price or Maximum Price, as applicable, and
(ii)immediately prior to the effective time of a Transaction.
(k)“Share” means a share of Common Stock (as defined in the Plan).
(l)“Target PRSUs” means the number of PRSUs set forth in Section 1 of the Agreement.
(m)“Termination of Service” means the date the Participant ceases to be in Continuous Service for any reason.
(n)“Threshold PRSUs” means the number of PRSUs equal to 50% of the Target PRSUs.
(o)“Transaction” means a Corporate Transaction or a Change in Control (as defined herein).
Attachment I - 3.